Exhibit 10.3

SEVERANCE AGREEMENT

This Agreement is entered into by and between Charles Abdalian (“Abdalian”) on the one hand, and Molecular Insight Pharmaceuticals, Inc. (the “Company”) on the other hand, as of this 22nd day of November, 2010, as a compromise and settlement of claims by Abdalian, including for payments and other consideration provided for in his existing employment agreement and change in control agreement. In consideration of the promises set forth herein, as well as the Release of Claims executed by Abdalian and the Company simultaneously herewith, the terms of which are incorporated by reference and attached hereto as Exhibit A (the “Release”), the parties agree as follows:

1. The term “Company” shall mean Molecular Insight Pharmaceuticals, Inc., together with all subsidiaries and affiliated entities, whether or not incorporated, as well as the employees, agents, officers, directors, and shareholders of the Company and all such subsidiaries and affiliated entities, and any persons or entities which may succeed to the rights and liabilities thereof by assignment or otherwise. The word “Abdalian” shall mean Charles Abdalian, his heirs, administrators, representatives, executors, successors and assigns.

2. With the execution of this Agreement, Abdalian is voluntarily resigning from his employment with the Company and any and all offices he holds with the Company, all as of November 29, 2010 (the “Resignation Day”); provided that if the Company notifies Abdalian that the filing date of the Company’s Chapter 11 petition in the United States Bankruptcy Court (the “Filing Date”) has been delayed from its presently contemplated Filing Date of November 30, 2010 to another Filing Date specified in the Company’s notice, then the Resignation Day shall be deferred to the date that is one day prior to such delayed Filing Date; but further provided that the Resignation Day shall in no event be later than December 10, 2010. After the Resignation Day, Abdalian shall no longer be considered an employee of the Company for any reason and Abdalian shall not return to the Company’s premises, unless expressly authorized by the Company to so return. The parties further understand and agree that the Company shall have no obligation to re-hire or reinstate Abdalian as an employee, and Abdalian waives any right to reinstatement that he may possess. The Company also agrees that it shall not oppose any claim for unemployment compensation made by Abdalian.

3. On the Resignation Day, the Company shall pay to Abdalian, in a lump sum, an amount equal to (x) four times (y) his then-current monthly base salary (the “Severance Payment”). In addition to the Severance Payment, on the Resignation Day the Company shall pay to Abdalian all base salary amounts that have been earned through and including the Resignation Day but have not yet been paid plus any accrued but unused vacation time for which Abdalian is entitled as of the Resignation Day. All of the foregoing payments shall be subject to deduction for required withholding taxes, and will be directly deposited into a bank account designated by Abdalian (“Account”).

4. In addition to the payments set forth in Section 3 above, Abdalian shall receive on the Resignation Day a cash payment of $7,182.00 (the “Health Amount”), representing payment to Abdalian of an amount equal to (x) six times (y) the monthly cost to an executive employee for continuing such individual’s family plan health insurance pursuant to COBRA, assuming health insurance coverage for the employee and spouse as well as dental insurance coverage.

The Health Amount shall be subject to deduction for required withholding taxes and will be directly deposited into the Account. The Company also on the Resignation Day shall pay Abdalian’s attorneys’ fees incurred in connection with his separation from the Company, in the amount of $2,500. Such attorneys’ fees shall be directly deposited into the Account.

5. The Company, to the extent not prohibited by law, will defend, hold Abdalian harmless and indemnify him against all costs, charges and expenses, including, without limitation, attorneys’ fees, incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party or which is threatened against him by reason of his being or having been an officer, director or employee of the Company. The Company also shall maintain, for benefit of Abdalian, directors and officers liability insurance, or an appropriate “tail” insurance, employment practices liability insurance, and other liability insurance in and with commercially reasonable amounts and coverages and as comprehensive as provided for its officers and directors immediately following the Resignation Day for acts and omissions of Abdalian occurring or allegedly occurring through the Resignation Day.

6. The parties hereto agree that, upon the execution of this Agreement and except for the payments expressly provided for herein, Abdalian has received any and all funds due to him from the Company, and the Company shall have no further obligation to pay Abdalian any amounts.

7. In the event that the Company shall become a debtor pursuant to 11 U.S.C. Section 101 et seq. (the “Bankruptcy Code”), the Company, as debtor-in-possession or otherwise, agrees that it shall not seek to avoid nor support efforts by any other party, if any, to avoid, the payments made to Abdalian hereunder, including, without limitation, the Severance Payment or the Health Amount, or avoid this Agreement as a whole, as a preference, as a fraudulent transfer or under any other theory pursuant to Sections 544 through 553 of the Bankruptcy Code or any other applicable state or federal law. Additionally, the Company covenants and agrees that if it shall become a debtor pursuant to the Bankruptcy Code it shall include in any plan of reorganization it may propose or support the assumption, adoption or ratification of this Agreement or a statement that this Agreement is valid and not subject to avoidance, setoff, or other challenge. The Company and Abdalian agree, in furtherance of the intent of this Section 5, that if the Company, as a debtor-in-possession or otherwise, or any other party seeks to avoid the payments made herein, including, without limitation, the Severance Payment or the Health Amount, or seeks to avoid this Agreement under Sections 544 through 553 of the Bankruptcy Code then this Agreement and the Release shall be null and void.

8. The Company and Abdalian agree that the Company shall issue a press release substantially contemporaneously with the Resignation Day and that such press release will contain substantially the information set forth on Exhibit B attached hereto.

9. Abdalian and the Company mutually agree not to disparage or harm in any way the name or reputation of the other party, the other party’s past and present partners, affiliates, employees, directors, officers, associates, administrators, representatives, executors, successors, and assigns, as applicable. Both parties understand that doing so will constitute a material breach of this Agreement. In the event that either party does disparage or harm the name or reputation of the other party, the non-breaching party shall also be entitled to seek injunctive and such other relief as may be determined by a court of competent jurisdiction.

10. Abdalian acknowledges and agrees that, pursuant to the Change of Control Agreement by and between Abdalian and the Company, which is in existence immediately prior to the Resignation Day, Abdalian is subject to non-competition provisions for a period of one year after the termination of his employment with the Company. The Company and Abdalian, in connection with the execution of this Agreement and the Release, agree that the Change of Control Agreement is hereby deemed terminated and of no further force and effect and that in its place the non-competition provisions set forth below shall apply.

(a) Abdalian agrees that, for the four month period commencing with the Resignation Day and through the day that is one hundred and twenty (120) days thereafter, Abdalian will not, without the Company’s prior written approval, directly or indirectly:

(i) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company where a prospective client, customer or account is any individual or entity whose business is solicited by the Company, proposed to be solicited by the Company, or who approaches the Company, with respect to possibly becoming a client, customer, or account during the Abdalian’s employment relationship; or

(ii) engage (whether for compensation or without compensation) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (otherwise than as the holder of not more than 1% of the total outstanding stock of a publicly-held company), in any business activity which competes with the Company in the licensing, sale, distribution, development or research of radiotherapeutics and molecular imaging pharmaceuticals related to diagnostic imaging of the human cardio-vascular system or carcinogenic tumors; or

(iii) hire any employee or consultant of the Company or recruit, solicit or knowingly induce, or attempt to induce, any employee or consultant of the Company to terminate his employment or consulting relationship with, or otherwise cease his relationship with, the Company.

(b) If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas to which it may be enforceable.

(c) Abdalian acknowledges and agrees that the restrictions contained in this Section are reasonable in scope, duration and geographic area, are necessary for the protection of the business and goodwill of the Company. Abdalian further agrees that any breach of this Section will cause the Company substantial and irrevocable damage and, therefore, in the event of any breach or alleged breach of this Section, in addition to such other remedies which may be available, the Company will have the right to seek specific performance and injunctive relief. Notwithstanding any such relief, if Abdalian shall have breached this Section, all the other terms of this Agreement, including, without limitation, the Release, shall remain in full force and effect. The remedies provided for in this provision shall not be construed to be exclusive and do not bar any other claims for relief either at law or at equity.

11. Upon execution of this Agreement, Abdalian and the Company expressly agree that the Offer Letter from the Company to Abdalian is terminated and of no further force and effect.

12. Notwithstanding anything herein to the contrary, including the termination of the Offer Letter and Change of Control Agreement as set forth above, Abdalian expressly acknowledges and agrees that this Agreement shall not supersede any confidentiality and non-disclosure agreements he has entered into with the Company and that the terms of those agreements shall survive the execution of this Agreement and the Release. Abdalian agrees that he shall maintain as confidential all proprietary information which pertains to the Company to which he had access as an employee and shall continue to be bound by and subject to the terms of those agreements. Abdalian understands and agrees that the damages to the Company of any breach of this confidentiality provision or the NDA will be extremely difficult to determine. If Abdalian shall have breached this Section, all the other terms of this Agreement, including, without limitation, the Release, shall remain in full force and effect. The remedies provided for in this provision shall not be construed to be exclusive and do not bar any other claims for relief either at law or at equity.

13. As soon as practicable following the Resignation Day, Abdalian shall deliver to the Company all Company property and proprietary information that he has in his possession, custody, or control, including, but not limited to, company credit cards, personnel files, or other documents related to the Company’s business or operations. Abdalian acknowledges that after the Resignation Day he shall not possess any documents or physical data pertaining to the Company’s business and employees.

14. This Agreement shall be binding upon and inure to the benefit of Abdalian and the Company and their respective heirs, administrators, representatives, executors, successors, and assigns.

15. The parties hereto consent to the jurisdiction of the federal and state courts in the Commonwealth of Massachusetts with respect to any matter relating to this Agreement and agree that any dispute pertaining to this Agreement shall be litigated exclusively in such courts.

16. If any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found and not the entire Agreement shall be inoperative, and the balance of the agreement shall be given full force and effect, notwithstanding the invalidity or unenforceability of such other provisions or parts.

17. This Agreement expressly supersedes any and all previous understandings and agreements between the Company and Abdalian relating to the subject matter hereof and constitute the sole and exclusive understanding and agreement between the Company and Abdalian concerning such subjects. This Agreement may be altered, modified, changed or discharged only by a writing signed and agreed to by all the parties hereto.

18. Abdalian has read this Agreement in its entirety and understands that he is hereby relinquishing all claims, including without limitation any employment discrimination claims, which he may have against the Company relating to his employment or the termination of his employment with the Company. Abdalian acknowledges that he has consulted an attorney prior to executing this Agreement.

19. Abdalian acknowledges that he has been offered twenty-one (21) days to consider this Agreement. The parties understand and agree that Abdalian has seven (7) days from the execution of the Agreement to revoke his execution, provided Abdalian delivers such notice of the revocation in writing to the Company (care of Harry Stylli) within such seven (7) day period.

20. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts. Each of the undersigned hereby personally warrants that he has the full authority to execute and enter into this Agreement and has obtained all consents, approvals and authorities of any person, committee or entity necessary to make this Agreement binding and fully enforceable against the party for which he signs. Each also agrees that transmittal of signatures by facsimile when received by the other party shall be as effective as transmittal of original signatures, with originals to be delivered promptly thereafter by mail, courier or hand.

21. This Agreement shall not become effective until the Secretary of the Company has delivered to Abdalian a duly signed certificate certifying that this Agreement and all of its terms has been duly approved by the Board of Directors of the Company.

[SIGNATURE PAGE FOLLOWS]

Signature Page to Charles Abdalian Severance Agreement

Executed as a sealed instrument this 22nd day of November, 2010.

Molecular Insight Pharmaceuticals, Inc.

By:	/s/ Joseph Limber	Dated:	22 November, 2010
Name:	Joseph Limber
Title:	Chairman of the Board

AGREED AND ACCEPTED BY:

/s/ Charles Abdalian		Dated:	November 22, 2010
Charles Abdalian